Exhibit 10.9.1

FINAL VERSION

JOINT VENTURE AGREEMENT

(Store Project)

This Joint Venture Agreement (the “Agreement”) is entered into this 15th day of December of 1992 by and between Treviño Hernandez, S. de R.L. de C.V. (hereinafter referred to as “Tre-Her”), a Mexican corporation and Smart & Final, Inc. (hereinafter referred to as “Smart & Final”), a corporation of the State of Delaware, United States of America.

Recitals

A.                                    Tre-Her is a Mexican corporation with domicile in the City of Tijuana, Baja California, Mexico, with clause of exclusion of foreigners, having as general purpose the management of companies and the rendering of management services and organization systems, marketing and investigation techniques for commercial purposes.

B.                                    Smart & Final, through its principal subsidiary, Smart & Final Stores Corporation, operates highly focused, self-service, warehouse format grocery stores that specialize in providing a wide range of food items, including canned foods, paper products and janitorial supplies in large institutional sizes and quantities that meet the foodservice needs of restaurants, caterers, clubs, organizations, small and mid-sized businesses and consumers in general.

C.                                    Tre-Her and Smart & Final, either directly or through a wholly owned subsidiary to be formed, Smart & Final de Mexico, S.A. de C.V. (“Smart & Final de Mexico”) wish to work jointly in order to incorporate a variable stock corporation in accordance with Mexican law (the “Company”) to engage in the establishment and operation of self-service, warehouse format stores that would specialize in providing food items, including canned foods, paper products and janitorial supplies in large institutional sizes and quantities to serve the foodservice needs for restaurants, caterers, clubs, organizations, small and mid-sized businesses and consumers throughout the States of North and South Baja California and Sonora, United Mexican States.

D.                                    It is the express intent and desire of the parties hereto to cause the Company to establish and operate warehouse format stores that will be, in form and substance, essentially similar to the stores that are, owned and operated by Smart & Final in the United States of America.  In the spirit of cooperation contained throughout this Agreement, Tre-Her shall present, and Smart & Final shall review and consider, those suggestions and recommendations necessary in order to adapt the stores format and product assortment to the specific needs and profile of the Mexican market and consumers.

Covenants

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

CAUSE I

Formation of the Company

Section 1.1                                    Permits and Licenses.  Within the sixty (60) days following the execution of this Agreement, the parties shall apply for and obtain the corresponding permit from the Ministry of Foreign Affairs for the incorporation of the Company.  The parties recognize and understand that the prior authorization from the National Commission of Foreign Investments (“NCFI”) will not be required for the incorporation of the Company in view of the fact that Smart & Final will secure an authorization from the NCFI for the incorporation of Smart & Final de Mexico which authorization will already contemplate the incorporation of the Company.  The parties may, by mutual agreement, extend the sixty (60) days term herein provided.

Section 1.2                                    Incorporation.  Within the ninety (90) days following the execution of this Agreement, the parties shall incorporate the Company in accordance with Mexican law under the name SMART & FINAL DEL NOROESTE, S.A. DE C.V.  The Company shall have its Charter and By-laws in the form attached hereto as Exhibit “A”.  The parties may, by mutual agreement, extend the ninety (90) days term herein provided.

Section 1.3                                    Percentages of Participation.  The parties hereto shall participate as shareholders in the Company in the following proportions:

a)             Fifty percent (50%) of the capital stock shall be subscribed and paid by Tre-Her;

b)             Fifty percent (50%) of the capital stock shall be subscribed and paid by Smart & Final.

CAUSE II

Amount of Subscription

The parties agree that the initial capital stock of the Company shall be the amount of $50’000,000.00 (Fifty Million Pesos

00/100) which shall be subscribed and paid by the parties at the act of incorporation of the Company in the following manner:

	SHARES
SHAREHOLDERS	SERIES “A”	SERIES “B”	CAPITAL
Tre-Her, S. De R.L. de C.V.	25,000	—	$25’000,000.00
Smart & Final de Mexico, S.A. de C.V.	—	25,000	$25’000,000.00
T O T A L:	25,000	25,000	$50’000,000.00

CAUSE III

Administration of the Company

Section 3.1                                    Board of Directors.  As provided in the form of Charter and By-laws attached hereto as Exhibit “A”, the Company shall be managed by a Board of Directors consisting of six (6) directors.  Three (3) of such directors shall be appointed by Tre-Her and three (3) shall be appointed by Smart & Final.  The directors shall serve at the pleasure of the respective shareholders that have appointed them.  The Board of Directors shall elect from among its members a Chairman who shall remain in office for two (2) years.  The first Chairman shall be appointed by Tre-Her and, at the end of his two (2) year term, the next Chairman shall be appointed by Smart & Final.  Accordingly, the right to appoint the Chairman shall rotate and correspond, every two (2) years, to each of the parties hereto.

It is expressly agreed that the Chairman shall not have a tie-breaking vote.

Section 3.2                                    Officers.  As provided in the form of Charter and By-laws attached hereto as Exhibit “A”, the shareholders and Board of Directors of the Company may appoint one or more officers, general managers or managers, who not need be shareholders or board members and who shall enjoy the powers and authority conferred upon them in their respective appointments.

Section 3.3                                    Director of Operations.  The operations of the Company shall be conducted by a Director of Operations who shall be an employee of the Company and who shall be appointed by the Board of Directors in accordance with the provisions of the form of Charter and By-laws attached hereto as Exhibit “A”.  Tre-Her may propose candidates to fill this position.

Section 3.4                                    Project Director.  In order to ensure that the Company will establish and operate warehouse format stores essentially similar to those operated by Smart & Final in the United States of America, Smart & Final shall have the right to designate a Project Director at its sole discretion.  The Project Director shall not be an employee of the Company and shall and may act on behalf and as liaison of Smart & Final with the Company in all matters not reserved to the Board of

Directors.  The Project Director shall have authority over the activities of the Director of Operations.

CAUSE IV

Surveillance of the Company

As provided in the form of Charter and By-laws attached hereto as Exhibit “A”, the surveillance of the Company shall be entrusted initially to two (2) examiners, one of whom shall be elected by Tre-Her and the other to be appointed by Smart & Final.

CAUSE V

Closing

Section 5.1                                    Time and Place of the Closing.  The closing of the formation of the Company shall take place at the offices of Baker & McKenzie Abogados, S.C. located at Blvd. Agua Caliente 4558-1005, Tijuana, Baja California, at 11:00 AM local time on December         , 1992.

Section 5.2                                    Procedure at the Closing.  At the closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

(a)         Smart & Final shall deliver to Tre-Her copy of the permit granted by the Ministry of Foreign Affairs for the incorporation of the Company as well as a copy of the corresponding notarial deed draft containing the deed of incorporation of the Company and the By-laws attached hereto as Exhibit “A”.

(b)         The authorized representatives of Smart & Final and Tre-Her shall sign before a Notary Public the deed of incorporation of the Company.

(c)          The authorized representatives of Smart & Final and Tre-Her shall pay their proportionate amount of subscription of shares through certified checks issued to the Company.

(d)         Shares of stock duly issued by the Company and representing the percentage of participation indicated in Clause II above shall be delivered to Smart & Final and Tre-Her.

CAUSE VI

Representations and Warranties of the Parties

Section 6.1                                    Representations and Warranties of Tre-Her.  In order to induce Smart & Final to enter into this Agreement and to consummate the transactions contemplated hereunder, Tre-Her makes the following representations and warranties:

(a)         Tre-Her is a corporation duly organized and validly existing under the laws of the United Mexican States, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)         The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated are acts that have been duly authorized by all necessary corporate actions of Tre-Her.

(c)          This Agreement has been duly executed and delivered by Tre-Her and constitutes a valid and binding obligation of Tre-Her, enforceable in accordance with its terms.

Section 6.2                                    Representations and Warranties of Smart & Final.  In order to induce Tre-Her to enter into this Agreement and to consummate the transactions contemplated hereunder, Smart & Final makes the following representations and warranties:

(a)         Smart & Final is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America.  Smart & Final de Mexico is or will be a corporation duly organized and validly existing under the laws of the United Mexican States.  Both corporation have or will have full corporate power and authority to enter into this Agreement and perform their obligations hereunder.

(b)         The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated are acts that have been duly authorized by all necessary corporate actions of Smart & Final.

(c)          This Agreement has been duly executed and delivered by Smart & Final and constitutes a valid and binding obligation of Smart & Final, enforceable in accordance with its terms.

CAUSE VII

Shareholders’ Support, Operation Plan and

Agreements with Shareholders

Section 7.1                                    General.  Although it is the intention of the parties to maintain the initial administrative staff of the Company at a minimum, it is contemplated that the Company following the closing, will perform through its own personnel substantially all of the activities required to properly administer and implement its affairs.  Thus, the parties anticipate that substantially all basic functions, such as financing, administration, operations, sourcing and purchasing, recruiting, labor negotiation, public relations and the like shall be conducted by the Company with its own staff.  Notwithstanding the foregoing, each party hereby agrees to provide certain support services upon the reasonable request from time to time of the Company and to assume certain responsibilities, as set forth below.

Section 7.2                                    Support Services.  Neither party shall be compensated under this Agreement for providing any support services to the Company, except for reimbursement for reasonable and lawful third party charges incurred by them for the benefit of the Company, including but not limited to advertising charges, outside legal fees, letter of credit and bond fees and insurance premiums.

It is agreed by the parties that whenever support services represent ministerial or usual and customary services regularly provided for their own operations, the parties will absorb the cost of such services and further agree to fully cooperate with each other in the provision of such services in the understanding, however, that each of the parties own operations shall have priority over the use of their own respective services.  By way of example, some of the services which the parties will provide to the Company and which are usual and customary, include real estate support, marketing and graphic arts support, product procurement support, governmental relations and professional and community introductions.

As indicated above, neither party shall be compensated for the provision of support services to the Company.  Whenever the Company requests support services that are beyond those usually and customarily provided by the parties, such services shall be offered to the Company at cost.

Section 7.3                                    Operational Plan.  The parties hereto expressly agree that they will cause the Company to operate in accordance with the terms and conditions of the Operational Plan that is attached hereto as Exhibit “B”, including any modifications and amendments which may be made to such Operational Plan from time to time by the parties.  The Operational Plan shall be updated on an annual basis and submitted to the approval of the shareholders of the Company.

The Operational Plan attached hereto as Exhibit “B” contains detailed planning, business and operations information regarding development of the warehouse stores including, among other matters, annual budgets for investment and operations, real estate site selection, store design and layout, staffing, logistical support, product assortment as well as technical, systems and marketing support.  As intended by the parties, the Operational Plan provides for the development of stores which are substantially similar to the Smart & Final stores in the United States of America.

Section 7.4                                    Agreements with Shareholders.  Promptly after the execution of this Agreement and approval of the Board of Directors of the Company, the parties hereto shall cause the Company to enter into the following agreements:

(a)         A License Agreement in the form attached hereto as Exhibit “C” whereby Smart & Final licenses to the Company the use of the name “Smart & Final” and certain trademarks specifically listed in such Exhibit “C”.  It is expressly agreed by the parties that Smart & Final shall only be required to license to the Company those trademarks which use may be legally licensed in Mexico.

(b)         A Product Sales Agreement in the form attached hereto as Exhibit “D” whereby Smart & Final agrees to sell to the Company certain private label products under the terms and conditions of Exhibit “D”.  It is expressly agreed by the parties that the sourcing of products for the Company shall be made at the lowest possible price, the intent being that profits remain in the Company to be distributed to Tre-Her and Smart & Final in proportion to their respective percentages of ownership.  Both parties agree to cooperate fully in the preparation of the necessary documentation for the import of products into Mexico as well as in the compliance of any and all applicable legal requirements including, without limitation, preparation of labels in Spanish, obtention of sanitary certificates for the products, etc.

CAUSE VIII

Financial Matters and Accounting

Section 8.1                                    Subsequent Capitalizations.  In addition to the amount of initial subscription referred to in Clause II above, the parties estimate that the capitalization for the warehouse stores project to be carried out by the Company shall be approximately US$10,000,000.00, which amount shall be contributed by the parties in proportion to their respective percentages of equity participation in the Company.

The parties undertake and obligate themselves to make additional capital contributions in accordance with the schedule contained in the Operational Plan attached hereto as Exhibit “B”.  To the extent the Company decides to obtain loans to finance such capital requirements, the parties recognize that additional capital contributions may be reduced accordingly.  Additional capital contributions must have their recommendation of the Board of Directors of the Company and the approval of the shareholders of the Company in accordance with the provisions of the form of Charter and By-laws attached hereto as Exhibit “A”.

Section 8.2                                    Financial Policies.  The parties agree that they shall recommend that the Company adopt and implement the following financial policies:

(a)         Shareholder financing, if required, shall be strictly in proportion to each party’s percentage interest in the total capital of the Company.  Unless otherwise mutually agreed by the parties, shareholder financing shall be in the form of additional capital contributions to the Company;

(b)         The Company shall make an annual cash distribution of dividends at the highest level consistent with the Company’s cash flow and local reinvestment opportunities.

(c)          In the event that the Company decides to obtain loans to finance investments in fixed assets and to fund working capital requirements, the parties agree to use their best efforts to assist the Company to obtain such loans.  None of the parties shall discuss with, or agree to, any commitments on behalf of the Company without the prior approval of the Company as set forth in the form of Charter and By-laws attached hereto as Exhibit “A”.

Section 8.3                                    Accounting.  The Company shall keep its books and records in accordance with generally accepted accounting principles and practices followed by companies in Mexico.  The accounting records of the Company shall, to the extent practical, be kept in such form as shall permit and facilitate preparation of the financial statements required under the Operation Plan attached hereto as Exhibit “B”.  Each of the fiscal year-end statements shall be audited and certified by Cardenas, Dosai y Astiazaran, S.C.  The parties or their authorized representatives and examiners’ shall have access to inspect all accounting and operational records and other supporting documents and records of the company at reasonable intervals and during regular working hours.  Such records shall be retained for at least ten (10) years, as required under Mexican law, or such longer period as may be necessary to Smart & Final for United States tax purposes.

Section 8.4                                    Organizational Expenses.  Each of the parties hereto shall pay its own costs incurred in connection with the negotiation, preparation and execution of this Agreement.  Upon incorporation, the Company shall bear the costs, expenses, fees and taxes related to its formation which shall be accumulated and accounted for in accordance with Mexican accounting principles and practices as organizational costs of the Company.

Section 8.5                                    Insurance.  The parties agree that, in order to minimize any potential for shareholder liability, they shall recommend that the Company adopt and implement appropriate insurance policies and procedures so that adequate levels of insurance against customary risks are maintained at all times.

CAUSE IX

Confidentiality and Territory

Section 9.1                                    Obligation to Maintain Confidentiality.  All information designated in writing as proprietary information by either of the parties hereto shall, during the term of this Agreement and for five (5) years thereafter, be treated as confidential by the recipient, shall not be disclosed to a third party and shall not be used other than for purposes contemplated by this Agreement, without in each case the prior written consent of the party providing the information, unless such information:

(a)         is, or later becomes, public knowledge other than by breach of the provisions of this Section;

(b)         is in the possession of the recipient with full rights to disclose prior to receiving it from the other party; or,

(c)          is independently received by the recipient from a third party having full rights to disclose such information.

Section 9.2                                    Limitation of Territory.  It is expressly agreed by the parties that the warehouse stores development project to be carried out by the Company shall be exclusively for stores in the States of North and South Baja California and Sonora, United Mexican States.

CAUSE X

Additional Development

As set forth in Section 9.2 above, it is the agreement of the parties that the warehouse stores development project to be carried out by the Company shall be exclusively limited to the territory comprised by the States of North and South Baja California and Sonora, United Mexican States.

The foregoing notwithstanding, it is agreed that in the event Smart & Final decides to pursue store development projects in areas of the United Mexican States other than the States of North and South Baja California and Sonora, Smart & Final hereby grants to Tre-Her an option to participate with at least a twenty-five percent (25%) in such additional development; provided, the following performance goals are met by the parties under this Joint Venture Agreement:

(a)         that at least six (6) stores be opened in North and South Baja California and Sonora by the end of 1995;

(b)         that such stores break-even within eighteen (18) months of their corresponding opening date;

(c)          that the Company achieves an after tax rate of return on investment of at least fifteen percent (15%);

(d)         that the administrative and operational control of the company and the stores be supervised by a Project Director to be appointed by Smart & Final as provided in Section 3.4 hereof; and,

(e)          that Smart & Final’s participation in such new development projects outside North and South Baja California and Sonora be no less that fifty percent (50%).

CAUSE XI

Participation in other Projects

Although not specifically within the scope of this Joint-Venture Agreement, the parties have agreed to explore and pursue the following additional activities or projects:

Section 11.1                             Private Label Project.

(a)         Smart & Final, through its wholly owned subsidiary, Smart s Final Stores Corporation (“Stores”), will agree to sell, and Tre-Her will agree to buy such items in Stores’ inventory of private label products (the “Products”) as Tre-Her may elect to buy for resale in the States of North and South Baja California and Sonora.  It is hereby agreed and accepted that said sales may be made to Tre-Her or to any of its subsidiaries or affiliates.

(b)         Stores shall sell the Products to Tre-Her under Stores proprietary labels, to wit, “Iris”, “Montecito”, “Smarty” “Smart-Buy”, and “Table Queen” F.O.B.  Stores’ dock in               , California, at a price of actual cost plus a reasonable percentage to be agreed upon by the parties on a product by product basis.  Confirming their spirit of cooperation and mutual interest, the parties agree to make their best efforts to establish consistent pricing for categories of products and to share cost information.  It is the intention of Stores to sell the Products at a competitive price so that Tre-Her can successfully distribute them in the States of North and South Baja California and Sonora.

(c)          The parties agree to make their best efforts to execute the corresponding distribution agreement as soon as possible after the execution of this Joint-Venture Agreement.

Section 11.2                             Technology Sharing Project.

(a)         The parties agree to explore such opportunities as may-exist for the mutual sharing of technology, systems and other tangible and intangible support for each of their own domestic operations, on a project by project basis, provided that nothing contained herein shall require one party to sell, give or otherwise transfer and license software which is the subject of any restriction on transfer.

(b)         The cost of providing any services for any particular project from one party to the other shall be estimated at actual cost and presented to the requesting party, which may accept or reject it.

(c)          The provision of service from one party to the other shall, at all times be subject to the demands and needs of the providing parties’ domestic operations, which shall retain priority over any other project.

(d)         It is the intent of the parties to this Agreement to follow the requesting party to learn from the experience of the providing party in the implementation, modernization technology and equipment.

CAUSE XII

Indemnification

Section 12.1                             Agreement by Smart & Final to Indemnify.

(a)         Subject to the terms and conditions herein set forth, Smart & Final agrees that it will defend, indemnify and hold Tre-Her harmless in respect of the aggregate of all indemnifying damages (as hereinafter defined) of Tre-Her.  For this purpose, “indemnifying damages” of Tre-Her means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Tre-Her resulting from (i) any breach by Smart & Final of its representations and warranties set forth in this Agreement, or from (ii) Tre-Her’s having extended credit to the Company, having extended coverage under Tre-Her insurance policies to the Company or any of its subsidiaries or their respective businesses or properties (or having caused such coverage to be extended), having procured any surety bond or letter of credit for or on behalf of the company or any of its subsidiaries, or having guaranteed or otherwise assured the performance or payment of any obligation of the Company or any of its subsidiaries; in the understanding, however, that with respect to the matters indicated in subparagraph (ii), the indemnifying damages of Tre-Her do exceed Tre-Her’s pro rata share of the same based on the number of shares of the company owned by Tre-Her or Smart & Final respectively.  Without limiting the generality of the foregoing, with respect to the measurement of indemnifying damages, Tre-Her shall have the right to be put in the same financial position as it would have been in, had they not extended credit to the Company and not been liable with respect to any of the matters referred to in the preceding subparagraph (ii) in excess of their pro rata share.

(b)         Tre-Her shall promptly give Smart & Final notice of each time that Tre-Her becomes aware of any fact or circumstance which may give rise to an obligation of Smart & Final to indemnify Tre-Her under this Section, which notice shall be accompanied by a copy of any claim made which may result in such obligation to indemnify.  The failure to so notify Smart & Final shall relieve Smart & Final from its obligation to indemnify Tre-Her only to the extent Smart & Final has been prejudiced by such failure.

Section 12.2                             Agreement by Tre-Her to Indemnify. (a) Subject to the terms and conditions herein set forth, Tre-Her agrees that it will defend, indemnify and hold Smart & Final harmless with respect to the aggregate of all indemnifying damages (as hereinafter defined) of Smart & Final.  For this purpose, “indemnifying damages” of Smart & Final means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Smart & Final resulting form (i) any breach by Tre-Her of its representations and warranties set forth in this Agreement, or from (ii) Smart & Final’s having extended credit to the Company, having extended coverage under Smart & Final insurance policies to the Company or any of its subsidiaries or their respective businesses or properties (or having caused such coverage to be extended), having procured any surety bond or letter of credit for or on behalf of the company or any of its subsidiaries, or having guaranteed or otherwise assured the performance or payment of any obligation of the Company or any of its subsidiaries; in the understanding, however, that with respect to the matters indicated in subparagraph (ii) the indemnifying damages of Smart & Final do exceed Smart & Final’s pro rata share of the same based on the number of shares of the company owned by Tre-Her of Smart & Final respectively.  Without limiting the generality of the foregoing, with respect to the measurement of indemnifying damages, Smart & Final shall have the right to be put in the same financial position as it would have been in had they not extended credit to the Company and not been liable in respect of any of the matters referred to in the preceding subparagraph (ii) in excess of their pro rata share.

(b)         Smart & Final shall promptly give Tre-Her notice of each time that Smart & Final becomes aware of any fact or circumstance which may give rise to an obligation of Tre-Her to indemnify Smart & final under this Section, which notice shall be accompanied by a copy of any claim made which may result in such obligation to indemnify.  The failure to so notify Tre-Her shall relieve Tre-Her form its obligation to indemnify Smart & Final only to the extent Tre-Her has been prejudiced by such failure.

Section 12.3                             Assumption of Defense.  The party from whom indemnification is sought under this Clause for any claim, suit, action or other demand shall have the right to assume the defense of any claim, suit action or other demand.  If such party does not assume such defense, it shall cooperate with the other party in the defense of such claim, suit, action or other demand.  The party from whom indemnification is sought with respect to any claim, suit, action or other demand shall have the right to require the other party to settle such claim, suit, action or other demand on such terms as the party from whom indemnification is sought deems appropriate, provided that such indemnifying party at the time of such settlement pays or makes appropriate arrangement satisfactory to the other party to fulfill the terms of such settlement.

CAUSE XIII

Term of the Agreement

This Agreement shall become effective on the date of its execution and shall remain in force and effect during the life or duration of the Company.

CAUSE XIV

Miscellaneous

Section 14.1                             Language.  This agreement is executed in the Spanish and English languages, each of which shall be considered an original.  However, in the interest of certainty, the parties agree that the Spanish version shall govern and be controlling in the event of any inconsistency.

Section 14.2                             Amendment and Modifications.  The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 14.3                             Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

Section 14.4                             Entire Agreement.  This instrument and the Exhibits and Schedules attached hereto contain the entire agreement of the parties hereto with respect to the formation of the Company and the other transactions contemplated hereby, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to this Agreement shall be deemed to include the Exhibits and Schedules attached hereto.

Section 14.5                             Headings.  The descriptive headings in this Agreements are inserted for convenience only and do not constitute a part of this Agreement.

Section 14.6                             Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Section 14.7                             Notices.  Any notice, request, information or other document to be given hereunder to either of the parties by the other party shall be in writing sent as follows:

If to Tre-Her addressed to:	TRE-HER, S. DE R.L. DE C.V. Edificio Gilt - 4o.Piso Av. Ignacio Comonfort No.20 Zona del Rio Tijuana, B.C. Mexico 22000 Tel: Fax: Att’n: Mr. Jose Fimbres Moreno General Director

If to Smart & Final addressed to:	SMART & FINAL, INC. 524 Chapala Street Santa Barbara, CA 93101 Tel:(805) 564-6700 Fax:(805) 564-6729 Att’n: Dr. Robert J. Emmons Chairman

with copies to:	SMART & FINAL STORES CORPORATION 4700 South Boyle Avenue Los Angeles, CA 90058 Tel:(213) 589-1054 Fax:(213) 584-9868 Att’n: Donald G. Alvarado, Esq. General Counsel

BAKER & MCKENZIE ABOGADOS, S.C. P.O. BOX 1205 Chula Vista, CA 91912-1205 Tel:(66) 81-77-40 Fax:(66) 81-77-45 Att’n: Gaspar Gutierrez-Centeno Managing Partner

GAMA-MONCADA Y ASOCIADOS Blvd. Agua Caliente 3401-201 Condominio Gallego Tijuana, B.C., 22420 Tel: (66) 86-2983 Fax: (66) 86-2986 Att’n: Carlos E. Moncada

A party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.  Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail or by facsimile transmission shall be deemed to have been given on the date it is received.

Section 14.8                             Governing Law.  This Agreement shall be subject to and governed by the laws of Mexico.  The invalidity or unenforceability of any provision(s) of this Agreement under the laws of Mexico shall not affect the validity and enforceability of the other provisions hereof, and this Agreement shall be construed in all respect as if such invalid or unenforceable provision(s) were omitted.

Section 14.9                             Publicity.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby may be issued by either party hereto without the prior approval of the other party, except that either party may make such public disclosure as it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other party prior to making such disclosure).

Section 14.10                      Arbitration.  Any dispute, controversy or claim arising from or relating to this Agreement or the breach thereof shall be finally settled by arbitration in accordance with the

Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC).  There shall be three (3) arbitrators, one arbitrator being selected by Smart & Final, one arbitrator being selected by Tre-Her and the third arbitrator being selected by both of the selected arbitrators.  If any party fails to nominate an arbitrator within thirty (30) days from the date of notification made to it of a party’s request for arbitration, then the Court of Arbitration of the ICC shall appoint the arbitrator, as the case may be, in accordance with said Rules.  The place of shall be the City of San Diego, California, and the language of the arbitration proceeding shall be English.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TREVIÑO HERNANDEZ, S. DE R.L. DE C.V.

/s/	By:	/s/ Jose Fimbres Moreno
WITNESS	[Name] Mr. Jose Fimbres Moreno
[Title] General Director

SMART & FINAL, INC.

/s/	By:	/s/ Robert J. Emmons
WITNESS	[Name] Dr. Robert J. Emmons
[Title] Chairman

S57-1931
MTM

EXHIBIT “A”

FINAL VERSION

FORM OF CHARTER AND BY-LAWS

SMART & FINAL DEL NOROESTE, S.A. DE C.V.

CHAPTER I

ORGANIZATION

FIRST. — The corporation is a variable capital corporation, subject to this charter and by-laws and to the General Law of Mercantile Corporations with regard to matters not herein provided.

CHAPTER II

NAME, DOMICILE, DURATION AND PURPOSE

SECOND.— The name of the corporation is “Smart & Final del Noroeste”, which shall always be followed by the words “Sociedad Anonima de Capital Variable” or by its abbreviation “S.A. de C.V.”

THIRD.— The domicile of the corporation shall be at Tijuana, Baja California, Mexico.  The shareholders, or the Board of Directors of the corporation may establish agencies or branches of the corporation anywhere within the United Mexican States or abroad without such acts constituting a change of domicile.

FOURTH. — The corporation shall have a duration of 99 (ninety nine) years from the date of incorporation.

FIFTH. — The corporation shall have as corporate purpose:

a)        The establishment and operation of highly focused, self-service, warehouse format grocery stores that specialize in providing a wide range of food items, including canned foods, paper products and janitorial supplies in large institutional sizes and quantities that meet the foodservice needs of restaurants, clubs, organizations, small and mid-sized businesses and consumers in general, and related products and services.

b)        The purchase, sale, import, export, distribution, consignment and marketing in general of all kinds of food products, beverages, paper products, groceries, janitorial supplies and related products.

c)                        To promote, organize and manage all kinds of civil or commercial corporations.

d)        To register trademarks, commercial names and acquire or sell all kinds of industrial property rights and copyrights, as well as the use and exploitation of all kinds of industrial property rights and copyrights.

e)        To receive or grant loans, with or without guarantee; and to issue, accept, guarantee, acquire, endorse and in general transfer all kinds of negotiable instruments according to law, as well as guarantee, in any manner, obligations of third parties.

f)                         Acquire title or beneficiary rights, lease, possess or use under any title, all kinds of chattels and real-estate which may be necessary to carry out the above corporate purposes.

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g)                        In general, enter into or carry out within the Mexican Republic or abroad, on its own account on behalf or on the account or behalf of third parties, all kinds of acts, contracts, agreements, civil or commercial, principal or of guarantee, or of any other nature which may be permitted by law.

CHAPTER III

CAPITAL AND SHARES

SIXTH. — The capital of the corporation shall be variable, with a minimum of $50’000,000.00, (Fifty Million 00/100 Mexican Currency), represented by 50,000 common shares.  The variable portion of the capital of the corporation shall be unlimited.

SEVENTH.— All of the common shares of stock comprising the capital of the corporation shall be registered with a par value of $1,000.00 (ONE THOUSAND PESOS 00/100, Mexican Cy.) each.  Series “A” shares shall represent 50% of the corporate capital and shall only be subscribed by (i) individuals who are Mexican nationals, (ii) aliens who are permanent residents except when by reason of their activity they are tied to foreign economic decision making centers, (iii) Mexican legal entities with a foreigner exclusion clause, (iv) Mexican legal entities in which a majority of their equity capital is owned by Mexican investors as provided in the Law to Promote Mexican Investment and Regulate Foreign Investments.  The remaining 50% of the capital stock shall be represented by Series “B” shares and may be freely subscribed.

EIGHTH. — Except for such preferred shares or shares with special or limited rights as may be issued, all shares shall have equal rights and obligations.

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NINTH. — Increases and reductions of the capital of the corporation shall be governed by the following rules:

a)                      Increases and reductions of both the minimum and variable capital of the corporation shall be effected by resolution of an extraordinary meeting of shareholders.

b)                      No new shares shall be issued unless and until all previously issued shares have been fully paid.

c)                       Authorized but inscribed shares and those which have been amortized or retired shall be kept in the corporate treasury.

d)                      Only fully paid shares may be amortized or retired.

e)                       The amortization or retirement of shares, unless otherwise agreed upon among the shareholders at a Shareholders Meeting and respecting the rights of withdrawal of shareholders as provided in Clause Eighteenth, shall be carried out among the shareholders, in proportion to the shares held by each.

CHAPTER IV

STOCK TRANSFERS

TENTH. — Any of the following share transfers may be effected without the prior consent of the Board of Directors:

a)                      In the case of merger of the company with another company.

b)                      If authorized by all the company shareholders.

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c)                       If the offering shareholder is a corporation transferring shares to a subsidiary, affiliate or other entity under common control with the offering shareholder.

No other transfer of shares may be effected by any shareholder without the prior consent of the Board of Directors, which shall be granted in accordance with the rules set forth below.  Any such other transfer made without the prior consent of the Board of Directors shall be considered null and void and the Board of Directors may refuse to record such unauthorized transfer in the Stock Register and may also request the judicial recision of the same.

1)                      The shareholders of the corporation shall have, under the terms of this clause, a right of first refusal to acquire or to designate someone to acquire any pro rata portion of shares of the corporation, to be transferred by any one or more shareholders.  In determining such pro rata portion, the shares held by shareholders who do not wish to exercise their rights under this clause may be excluded from the computation.

2)                      The shareholders shall have the right to designate one or more parties to acquire their pro rata portion of the shares being offered.

3)                      When a shareholder wishes to dispose all or any part of the shares he owns in the corporation, he shall notify the Secretary of the corporation in writing of his desire to transfer such shares and such notification shall contain the name and address of the acquiring third party, the number of shares to be transferred, price and other terms and conditions of the proposed transaction and such notification shall be accompanied by a copy of the proposed offer.

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4)                      As soon as the Secretary receives such notice, he shall notify the shareholders of the corporation, by telex, telegram or cable, confirmed by registered airmail to those residing abroad or by registered mail to those residing in the United Mexican States, at their last registered address, of the offer; it is understood that each shareholder shall be entitled to register a second address with the Secretary of the Corporation to which a copy of said notice should be sent.  The shareholders shall have thirty (30) days, from the date of the foregoing notice from the Secretary to exercise the right of first refusal granted herein by written notice to the Secretary.  Such notice shall be deemed effective on delivery to the office of the Secretary against the corresponding receipt.

5)                      For purposes of the exercise of the right of first refusal provided in this clause, the following rules shall be observed:

a)                       If more than one shareholder declares his intention to acquire shares offered, such shares shall be acquired by the respective purchasers, in proportion to the number of shares of the corporation which each possesses at the time of the offer, excluding from the computation of said proportion the shares offered and the shares of shareholders who do not wish to acquire shares under this right of first refusal.

b)                       The purchase price for shares acquired under the right of first refusal provided in this Clause, shall be paid in cash, against delivery of the shares duly endorsed to the respective purchasers or in such other manner as stipulated by the offeror shareholder in the notice to the Secretary.

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6)                      At the end of the thirty (30) day period referred to in paragraph 4) of this Clause, if the shareholder(s) has (have) not exercised the right of first refusal provided herein, with respect to all of the shares offered, or in such case, its (their) right to designate one or more purchasers for same, the offeror shareholder shall be entitled during an additional period of thirty (30) days thereafter to transfer all of the shares offered under this clause, to any person or entity, at a price no less than the one contained in the offer received from the acquiring third party; in the understanding that at the end of said thirty (30) day period, said offeror shareholder shall once again be bound to request the consent of the Board of Directors in accordance with all the provisions of this Clause.

7)                      A notation substantially in the following form shall be placed on any and all provisional or definitive share certificates issued by the corporation:

“The transfer of this certificate and of the shares herein represented is restricted by the provisions of Clause Tenth of the charter and by-laws of the corporation”.

ELEVENTH. — As a final option to resolve any deadlock which may arise between the shareholders, or to resolve any incompatibility between the shareholders which threatens to interfere with the operation of the corporation, any shareholder (the “Offering Shareholder”) shall be permitted to make an offer for the shares of the other shareholder (the “Offeree Shareholder”), at a price and upon terms determined by the Offering Shareholder.  The Offering Shareholder can elect by written notice (the “Buy-Out Notice”) to the Offeree Shareholder to force the sale of the shares held by the Offeree Shareholder.  The Buy-out Notice shall be personally delivered or delivered by registered mail return receipt requested.  The Buy-Out Notice shall

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specifically state that the Offering Shareholder is exercising his privilege to force a sale pursuant to this Clause Eleventh.  The Buy-Out Notice shall also set forth the price which the Offering Shareholder believes to be the fair market value of the Shares, and the terms and conditions of the offer and payment of the purchase price.

Following the receipt of the Buy-Out Notice from the Offering Shareholder, the Offeree Shareholder shall have thirty (30) days to respond in writing to the Offering Shareholder.  The written response of the Offeree Shareholder shall state whether the Offeree Shareholder wishes to accept the Offering Shareholder’s offer to purchase the shares at the price and upon the terms specified in the Buy-Out Notice, or alternatively, whether the Offeree Shareholder desires to purchase the Offering Shareholder Shareholder’s shares at the same price and upon the same terms as proposed by the Offering Shareholder in the Buy-Out Notice.  If the Offeree Shareholder fails to respond within the thirty (30) day period, the Offeree Shareholder will be deemed to have responded in the affirmative that it wishes to have the Offering Shareholder purchase the Offeree Shareholder’s shares.  Unless otherwise agreed to in writing by the parties, the effective date of the forced sales (“Transfer Date”) shall be one hundred fifty (150) days following the receipt by the Offering Shareholder of the Offeree Shareholder’s response, but in no event shall the transfer date occur later than one hundred eighty (180) days following the date of the Offering Shareholder’s original Buy-Out Notice made pursuant to this Clause Eleventh, unless otherwise agreed to in writing by the parties.  Payment for the shares purchased hereunder shall be made on the Transfer Date in the form specified in the Buy-Out Notice.

CHAPTER V

PREEMPTIVE RIGHTS

TWELFTH. — Each shareholder of record shall have the preemptive right to subscribe and acquire shares of stock of the corporation issued

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with respect to any increase of its capital in the proportion which the number of shares of stock owned by such shareholders bears to the total number of shares held, prior to the increase, by the shareholders exercising preemptive rights, provided that, with respect to foreign investor shareholders, they obtain the corresponding prior permit from the appropriate authorities to increase their proportion of shares if such is the case, with the understanding that, alternatively, each of said foreign shareholders, as well as shareholders of Mexican nationality, shall be entitled to designate one or more third parties having the legal capacity to acquire said shares, and to acquire the shares under the same terms and conditions established for all other subscribing shareholders of the increase in question.  Said preemptive right shall be exercised within fifteen (15) days immediately following the date of the publication, in the Official Gazette of the corporate domicile, of the resolution declaring the capital increase.

CHAPTER VI

SHARE CERTIFICATES AND STOCK REGISTER

THIRTEENTH. — All provisional certificates and permanent share certificates shall bear consecutive numbering and shall set forth all the data required by Article 125 of the General Law of Mercantile Corporations, and the full text of Clause Seventeenth of this document, and shall be signed by any two principal directors, one designated by the Series “A” shareholders and the second designated by the Series “B” shareholders, in the understanding that said signature(s) may be printed facsimiles.  The permanent share certificates may have dividend coupons attached.

FOURTEENTH. — All share certificates may cover one or more shares and any shareholder may request the Board of Directors to exchange any certificates previously issued to him and to issue one or more new certificates provided always that the total number of shares covered

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by the certificates exchanged are the same.  The cost of any such exchange shall be borne by the shareholder.

FIFTEENTH. — In the case of loss, theft, misplacement or destruction of any provisional or permanent share certificate, the issuance of a duplicate certificate shall be subject to the provisions of chapter one, title one of the General Law of Negotiable Instruments and Credit Operations.  All such share certificates issued as duplicates shall state that such new certificates are duplicates and that the original certificates have become invalid.  All costs of legally effecting such replacement of certificates shall be borne by the holder of the certificate replaced.

SIXTEENTH. — The corporation shall have a stock register book which shall set forth the issuance of all shares as well as the name, domicile and nationality of the owners of such shares, and also whether such shares are fully or partially paid in, the payments made on shares which are not fully paid in, and all transfers of shares.  The Secretary of the corporation shall be charged with the custody of the said stock register.  Any stock transfer shall be effective, as regards the corporation, from the date on which it is recorded on the Stock Register.  The Secretary shall have the obligation of making the entries referred to in this Clause.

CHAPTER VII

FOREIGN SHAREHOLDERS

SEVENTEENTH. — Any foreigner who upon the incorporation of the corporation or at any time thereafter acquires an equity interest or participation in the corporation shall thereby be considered a Mexican (National of the United Mexican States) as regards such interest or participation and it shall be understood that such foreigner agrees not to invoke the protection of his government under penalty in case of failure to comply with this agreement, of the forfeit of such interest or participation to the Mexican Nation.

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CHAPTER VIII

MEETINGS OF SHAREHOLDERS

EIGHTEENTH. — The meeting of shareholders is the supreme authority of the corporation, and its resolutions shall be binding on all shareholders, including absent or dissenting shareholders.  In any event, dissenting shareholders shall in any case, enjoy the rights provided under articles 201 and 206 of the General Law of Mercantile Corporations, and absent shareholders shall enjoy the right referred to in Article 201 of the General Law of Mercantile Corporations.  In the case of a withdrawal of a shareholder, the provisions of Articles 220 of the General Law of Mercantile Corporations shall apply, and the amount to be reimbursed shall be the net worth per share, as determined by the financial statements of the corporation, approved by the General Ordinary Shareholders Meeting, for the fiscal year of the corporation immediately proceeding the year in which the corporation received the notice of withdrawal.

NINETEENTH. — Meetings of shareholders shall be ordinary, extraordinary and special.

a)             Ordinary meetings of shareholders shall be those called to deal with any of the following matters:

1.              those referred to in Article 180 of the General Law of Mercantile Corporations;

2.              those referred to in Article 181 of the General Law of Mercantile Corporations;

3.              Any other matters included on the agenda for the meeting which according to law or this charter and bylaws are not expressly reserved to an extraordinary or special meeting of shareholder; and

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4.              the report to the shareholders on the balance sheet and the corresponding statement of results of the fiscal year of each company in which the company is the holder of the majority of the shares or equity quotas.

b)             Extraordinary meetings of shareholders shall be those called to deal with any of the following matters:

1.              Extension of the duration of the corporation.

2.              Dissolution of the corporation prior to the duration stipulated in the charter and bylaws;

3.              Increases and reductions on the minimum and variable capital stock;

4.              Change in the corporate purposes;

5.              Change in the nationality of the corporation;

6.              Change in the nature of the entity;

7.              Merger of the corporation;

8.              Issuance of preferred shares;

9.              Redemption by the corporation of its shares representing minimum or variable capital and issue of participation certificates therefor;

10.       Issuance of bonds;

11.       Any amendment to the charter and bylaws;

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12.       Any other matter for which a special quorum or voting majority is established;

c)              Special meetings of shareholders shall be those called by any class or shareholders to deal with any matter adversely affecting the rights of such shareholders as a class.

TWENTIETH. — With regard to meetings of shareholders, the following rules shall be observed:

a)             Except as provided herein, meetings of shareholders may be held whenever the Board of Directors, or the Chairman of the Board considers advisable, or upon the request of an Examiner, or of shareholders owning shares of stock in the aggregate equal to at least 33% of the subscribed and paid-in capital of the corporation, or of the class requesting a special meeting, or of any shareholder in the cases set forth in Article 185 of the General Law of Mercantile Corporations.

b)             Ordinary meetings shall be held at least once each year within the first four months immediately following the close of the fiscal year of the corporation, and shall include among the items on the agenda that of a report to the shareholders regarding the balance sheet and the corresponding statement of results of the immediately preceding fiscal year of each company in which this corporation is the holder of the majority of the shares or equity quotas.

c)              All meetings of shareholders shall be held at the domicile of the corporation, except in the event of acts of God or force majeure.

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d)             Notice of all meetings shall be issued by the Board of Directors or by an Examiner, or in accordance with the provisions of Articles 168, 184 and 185 of the General Law of Mercantile Corporations.

e)              The notice of the meeting shall be published in a daily newspaper or large circulation or in the Official Gazette of the domicile of the corporation at least fifteen (15) days prior to the date of any meeting.

f)               The notice of the meeting shall set forth at least the date, hour, place and agenda for the meeting and shall be signed by the President or Secretary of the corporation or by the person designated by the Board of Directors or by an examiner, or in their absence, by a judge of competent jurisdiction in accordance with the provisions of articles 168, 184 and 185 of the General Law of Mercantile Corporations.

g)              In addition to publication of the notice for the meeting and except in the case provided for in the following paragraph of this clause, each person who is recognized by the corporation as a shareholder on the date of the notice, and all examiners, shall be given written notice of the meeting, at least fifteen days prior the date of any meeting, by telex, telegram or cablegram confirmed by registered airmail, if the recipient resides abroad, or confirmed by registered mail if the recipient resides within the Mexican United States, duly prepaid, to the latest address that such shareholders, examiners and their alternates shall have filed in writing with the office of the Secretary of the corporation.  It is understood, however, that the shareholders residing abroad may file with the

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Secretary a second address in the United Mexican States, to which address and additional copy of the personal notice shall be sent.

h)             Any meeting of shareholders may be held without prior notice and any meeting of shareholders recessed for any reason may be reconvened without prior notice if the shareholders owning all of the stock entitled to vote at such a meeting are present or represented at the moment of voting.

i)                 Any shareholder may be represented at any meeting of shareholders by any person designated in writing as his proxy.  The principal or alternate members of the Board of Directors and the principal or alternate examiners may not act as proxies.

j)                Except in case of a judicial order to the contrary, only those individual or legal entities whose names are recorded in the Stock Register shall be recognized as holders of shares of the corporation for purposes of attending any meeting of shareholders, and such recording on the stock Register shall be sufficient for the admission of such person to the meeting.

k)             The Chairman of the Board of Directors assisted by the Secretary of the corporation, shall preside at all meetings of shareholders.  In the absence of any of the foregoing, the persons elected to take their place, by a simple majority vote of the shareholders present at the meeting, shall act as Chairman and Secretary of the meeting.

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l)                 Prior to convening a meeting of shareholders, the person presiding shall appoint one or more recount clerks to report as to the persons present at the meeting, the number of shares held or represented by-such persons and as to the number of votes each such person is entitled to cast.

m)         For a quorum to exist at an ordinary meeting of shareholders held upon first or subsequent call, the holders of at least sixty percent (60%) of the shares entitled to vote at such a meeting must be present personally or by proxy.

n)             For a quorum to exist at any extraordinary meeting of shareholders held upon first or subsequent call, the holders of at least seventy-five percent (75%) of the shares entitled to vote at such a meeting must be present personally or by proxy.

o)             With respect to quorums at special meetings of shareholders held upon first or subsequent call, a quorum of seventy five percent (75%) of such class shall be required.

p)             Except for such limited voting shares as may be issued by the corporation, each share shall have the right to cast one vote at any ordinary or extraordinary meeting of shareholders, or at any special meetings of shareholders held by the holders of shares of the same class.

q)             Once it has been established that a quorum exists, the person presiding shall declare the meeting legally convened and shall submit the matters on the agenda to the meeting.

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r)                All votes shall be by hand count unless the shareholders representing a majority of shares present or represented by proxy, shall agree that the vote be by written ballot.

s)               To validly adopt resolutions at any ordinary meeting of shareholders, the affirmative vote of shareholders representing at least fifty percent (50%) plus one of the shares entitled to vote shall be required.

t)                To validly adopt resolutions at any extraordinary meeting of shareholders the affirmative vote of shareholders representing at least sixty percent (60%) of the shares entitled to vote shall be required.

u)             With respect to voting at special meetings of shareholders the provisions of Article 195 of the General law of Mercantile Corporations, shall be applied.

CHAPTER IX

MANAGEMENT OF THE CORPORATION

TWENTY-FIRST. — Management of the corporation shall be vested in a Board of Directors composed of at least six (6) directors, none of which need be shareholders.

TWENTY-SECOND. — Three (3) of the members of the Board of Directors, shall be elected by Series “A” shareholders and the remaining three (3) shall be elected by Series “B” shareholders.  The shareholders shall elect, from among the members elected, a Chairman of the Board who shall remain in office for two (2) years.  The first Chairman shall be elected by the series “A” shareholders and his successor by

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the series “B” shareholders.  Accordingly, the right to elect the Chairman shall rotate and correspond, every two (2) years, to series “A” and series “B” shareholders.

TWENTY-THIRD. — Each shareholder or group of shareholders of the corporation that have elected one or more Directors shall also be entitled to appoint one or more alternates to substitute for the same at a meeting when the principal Director or Directors are absent on in case of death, removal, resignation, legal incapacity or any other permanent impediment to the proper discharge of the functions of said principal Director or Directors.

TWENTY-FOURTH. — Except as for the Chairman, Members of the Board and their alternates shall remain in office for one year or until they are replaced by their successors.  They may be removed at any time by the shareholders.  The removal of any Board member appointed by a minority may only be effected upon the removal of all other Board members.  The Directors and their alternates may be reelected.  If a quorum of the Board cannot be formed due to the death, removal, resignation, incapacity or permanent impediment of one or more directors and their alternates, the Examiner or Examiners by majority, shall designate a successor or successors, as the case may be, to hold office until their replacements have been appointed by a meeting of shareholders.

TWENTY-FIFTH. — The Board of Directors may meet at any place designated in the notice for the meeting.  The Board may meet as frequently as is deemed necessary or convenient by its Chairman, or any two (2) of its members or acting alternates.  Written notice of any such meeting shall be sent to all directors at least fifteen (15) days prior to the meeting, by telex, telegram, or cablegram confirmed by registered airmail, if the recipient resides abroad, or by registered mail if the recipient resides within the United Mexican States, duly prepaid, to the latest address registered with the Secretary by each recipient.  Said notice shall contain the hour, date, place and Items in the Agenda of the meeting.

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Any meeting of the Board shall be valid, however called, if all directors or acting alternate directors, are present at the meeting.

TWENTY-SIXTH. —

a)                                               A quorum shall exist at any meeting of the Board of Directors only if at least a majority of the directors or of their respective alternates is present.

b)                                               Any resolutions of the Board of Directors shall only be passed with the approval of at least a majority of the directors or of their respective alternates.

c)                                                The Chairman of the Board or his alternate shall not be entitled to cast an additional tie-breaking vote.  Minutes of all meetings of the Board of Directors shall be prepared and transcribed in the appropriate minute book, signed by at least the Chairman and secretary of the meeting.

TWENTY-SEVENTH. — The Board of Directors shall have the broadest legal authority granted to attorneys-in-fact to enter into all agreements, to carry out all acts and operations which by law or by this charter and bylaws are not expressly reserved to a meeting of shareholders, to manage and direct the affairs of the corporation, to carry out the purpose of the corporation and to represent the corporation before any judicial (criminal or civil), labor or administrative authorities, whether federal, state or municipal, with as broad authority for lawsuits and collections, acts of administration and acts of domain as provided in the first three paragraphs of Article two thousand five hundred fifty four (2554) of the Civil Code for the Federal District and the corresponding articles of the Civil Code of the State of Baja California and with those powers which, according to law, must be expressly set forth and referred to in Articles two thousand five hundred eighty seven (2587)

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of the Civil Code of the Federal District and the corresponding articles of the Civil Code of the State of Baja California and those powers referred to in articles two thousand five hundred and seventy-four (2574), two thousand five hundred and eighty two (2582) and two thousand five hundred ninety three (2593) of the Civil Code for the Federal District and the corresponding articles of the Civil Code of the State of Baja California, and the express powers to administer labor relations, conciliate, appear at trial in terms of fractions I and VI of Articles 876 and Article 878 of the Federal Labor Law, and to enter into accords, powers and authorities in accordance with article 9 (nine) of the General Law of Negotiable Instruments and Credit Operations, including but without any limitation whatsoever, the following:

a)                                     To file and withdraw criminal complaints, submit accusations, assist the District Attorney and grant pardons;

b)                                     To file and desist from “amparo” proceedings;

c)                                      To grant, without limitations or with those the Board deems proper and revoke general and/or special powers of attorney of any kind whatsoever, including but not limited to general powers for acts of administration or acts of domain or lawsuits and collections;

d)                                     To delegate any of its powers to one or more persons, managers, executives, attorneys-in-fact or committees as the Board deems convenient;

e)                                      To withdraw from litigation;

f)                                       To make settlements;

g)                                      To submit to arbitration;

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h)                                     To answer and make interrogatories;

i)                                         To assign assets;

j)                                        To make challenges;

k)                                     To receive payments;

No member of the Board of Directors, may individually or separately, exercise any of the foregoing powers except as expressly authorized by the Board of Directors or a meeting of Shareholders.

CHAPTER X

OFFICERS

TWENTY-EIGHTH.- At their discretion, a meeting of shareholders or the board may appoint one or more officers, general managers or managers, who not need be shareholders or board members, and who shall enjoy the powers conferred upon them in their respective appointment.

A general manager or directors of operations shall be appointed with broad power and authority but who may not, without the prior approval from the Board of Directors, carry out any of the following activities:

1.                                      Acquisition, lease (as lessor or lessee) or disposition by sale, transfer, exchange, lease, mortgage, encumbrance or in any other manner of one or more items of real property owned by the corporation or any other fixed asset of corporation, the market or notebook value or which, whichever is higher, is in excess of five percent (5%) of such higher value of all the fixed assets of the corporation in the aggregate on the date of the transaction in question.

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2.                                      Grant or receive credits or loans other than those granted or received in the ordinary course of business of the company.

3.                                      Guarantee in any manner credits or loans,

4.                                      Grant bonds (fianzas) or act as guarantor (aval) or grant any other kind of guaranty (including by acting as joint or several obligor) in favor of any employee or worker of the corporation or third party.

5.                                      Determine the manner in which votes corresponding to shares of or capital participations in other companies owned by this company should be cast at any general or Special Meeting of shareholders or partners of those companies, when it is a matter of casting said votes in regard to any similar matter to those mentioned in this paragraph.

6.                                      Acquisition or disposal of shares or equity participation of or in other civil or commercial entities, trusts, joint ventures and other economic units not having juridical personality.

7.                                      Approval of any transfer of shares in accordance with the Corporation Charter.

8.                                      Approval of the annual Corporation Budget.

9.                                      Approval of non-budgetary expenditures or investments, exceeding $5’000,000.00 (five million 00/100) Pesos, Mexican Currency.

10.                               To enter agreements binding the Corporation for a period of more than one (1) year.

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11.                               To enter, modify, terminate or renew license agreements for the manufacture of products and the use of patents, trademarks, commercial denominations and other industrial property rights, as well as assets and liabilities.

12.                               To enter, modify, terminate or renew agreements in which one or more shareholders participate directly or indirectly.

13.                               To increase or decrease the variable capital stock of the Corporation.

A meeting of shareholders at its discretion, may remove any person appointed under this clause.  Likewise, the Board of Directors may remove any of said persons that it appointed.

CHAPTER XI

SURVEILLANCE OF THE CORPORATION

TWENTY-NINTH.- The surveillance of the corporation shall be entrusted to one or more examiners pursuant to article 164 of the General Law of Mercantile Corporations.  They shall remain in office for one year, or until their successors have been appointed and taken office.  At the meeting of shareholders appointing the examiner or examiners, any one or more shareholders holding at least twenty five percent (25%) of the total issued and outstanding shares of the corporation shall be entitled to elect one examiner and his alternate.  The shareholder or group of shareholders who designate an examiner may likewise appoint one or more alternate examiners, who need not be shareholders, to substitute for the examiners during their temporary or permanent absences.

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THIRTIETH.- Any examiner of the corporation shall:

a)                  Have the right to perform an annual audit and examination of the corporation’s books and records in order to render a certified opinion of the financial position of the corporation in conformity with generally accepted accounting principles applied on a consistent basis; and

b)                  Have full access at all times during working hours of the corporation to all facilities, records, documents and information of the corporation and its operations.

CHAPTER XII

FISCAL YEAR, FINANCIAL STATEMENTS, RESERVES

AND LIMITED LIABILITY

THIRTY-FIRST.- The fiscal year of the corporation shall be as determined by a General Ordinary Meeting of Shareholders.

THIRTY-SECOND.- A management report and financial statements as required by article 172 of the General Law of Mercantile Corporations shall be prepared as of the close of each fiscal year and shall contain all the information required by such article.  Such financial statements shall be prepared within the three months immediately following the close of each fiscal year and, together with the management report, shall be made available to the shareholders at least fifteen (15) days prior to the date fixed for the meeting of shareholders at which it is to be discussed.

THIRTY-THIRD.- After making the required provisions for payment of taxes, profit participation of employees, formation or increase of the legal reserve fund until such reserve equals at least one-fifth of the corporate capital, the earning of the corporation for each

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fiscal year based upon an approved balance sheet shall be allocated in the manner approved by a meeting of shareholders.

THIRTY-FOURTH.- The liability of each shareholder shall be limited to the par value of the shares of stock held by such shareholder and each shareholder shall be liable for any unpaid part of the par value of said shares.

CHAPTER XIII

DISSOLUTION AND LIQUIDATION

THIRTY-FIFTH.- The corporation shall be dissolved in the cases set forth in Articles 229 of the General Law of Mercantile Corporations, but only in accordance with the provisions of Article 232 of said Law.

THIRTY-SIXTH.- The liquidation of the corporation shall be carried out under the provisions of Chapter XI of the General law of Mercantile Corporations by one or more liquidators.

THIRTY-SEVENTH.- During the liquidation of the corporation, the liquidators shall have the same authority and obligation as the Board of Directors and officers during the normal existence of the corporation.

THIRTY-EIGHTH.- Prior to recording the appointment of the liquidator or liquidators at the Public Registry of Commerce and to the assumption, by the same of their obligations, the Board of Directors, officers, general managers and managers of the corporation shall continue in office.  However, the Board, officers, general managers and managers may not initiate new transactions after the resolution to dissolve the corporation has been approved by the shareholders or after the existence of a legal cause for dissolution is approved.

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TRANSITORY ARTICLES

FIRST.- The fixed minimum capital stock of the corporation shall be of $50’000,000.00 (Fifty Million 00/100) Pesos, Mexican Currency which has been fully subscribed and paid for in cash in the following manner:

	SHARES
Name	SERIES “A”	SERIES “B”	VALUE
Tre-Her, S. De	25,000	—	$25’000,000.00
R.L. de C.V.	—	—	—
Smart & Final de	—	25,000	$25’000,000.00
Mexico, S.A. de C.V.	—	—	—
T O T A L:	—	—	$
S U B - T O T A L:	25,000	25,000	$50’000,000.00
	50,000		$50’000,000.00

SECOND.- The founding shareholders, convened in their first Ordinary Shareholders Meeting adopted the following resolutions:

a)                  To elect the following persons as members of the Board of Directors of the corporation:

DIRECTORS	ALTERNATE DIRECTORS

SERIES “A”	SERIES “A”

Chairman

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attorneys in-fact are hereby authorized to delegate the power of attorney conferred upon them.

The attorneys in fact shall have the right to delegate their powers of attorney and to revoke any and all substitutions granted.

f)                    The fiscal year of the corporation shall run from January 1 to December 31 of each year except the first fiscal year which shall begin at the execution of this charter and end on December 31st, 1992.

THIRD.- The alien members of the Board, officers, examiners and attorneys in fact, have been advised that they may not exercise their powers under such appointments in Mexico prior to obtaining the necessary immigration permits.

FOURTH.- The Shareholders hereby authorize Messrs. Gaspar Gutierrez-Centeno, Jose M. Larroque, Rene X. Perez, and Maria Ofelia Guajardo, for them to jointly or severally carry out all judicial and administrative proceedings necessary for the registration of the first testimony hereof before the Ministry of Finance (SHCP) and before the Public Registry of Property, Commerce Section.

S57-2004
mtm

Exhibit B
Operational Plan

SMART & FINAL de BAJA
New Store Development
Schedule of Milestones: 1992/93

MILESTONES		COMPLETION DATE

Joint Venture Agreement:
	Negotiations Completed & Agreements Signed:	November 11, 1992

Real Estate:	Complete Market Studies/ Locate Potential Sites (Tijuana & Mexicali)	January 1, 1993
Negotiate and Sign Deals:
	Tijuana: 2 Stores	March 1,1993
	Mexicali: 1 Store	April 1, 1993

Construction:
Architectural/Permitting:
	Tijuana: 2 Stores	April 1,1993
	Mexicali: 1 Store	May 1,1993
Construction/Fixturization:
	Tijuana: 2 Stores	August 1, 1993
	Mexicali: 1 Store	September 1, 1993
Merchandising/Stocking:
	Tijuana: 2 Stores	August 15, 1993
	Mexicali: 1 Store	September 15, 1993

Store Design:
	Decision on Size:	January 1, 1993
	Fixture & Refrigeration Plan	January 1, 1993
	Decision on Parking (#)	January 1, 1993
	Floor Plan	March 1,1993
	Development of Checkstand System	March 1,1993
	Spaceman Layouts	April 1, 1993

Information Systems:
	POS Converted to Spanish	March 1,1993
	DSD Converted to Spanish	March 1,1993
	Private Phone Lines Ordered	March 1, 1993
	Register System Designed (With Backup Generator)	March 1, 1993

Buying:
	Decision on Retail Grocery Section	January 1, 1993
	Category/Sub Category Deletions from S & F Assortment	March 1,1993
	Category/Sub Category Additions for Mexican Market	March 1, 1993
	Sourcing: American Products	June 1, 1993
	Sourcing: Mexican Products	June 1, 1993
	Selection and Sourcing Of DSD Assortment	June 1,1993

Marketing:
	Choice of Store Name	January 1, 1993
	Marketing Plan	April 1,1993
	Labeling Issues Resolved	April 1,1993
	Conversion of Signage to Spanish	April 1,1993

Transportation:
	Transportation Plan: Vernon to Stores	April 1,1993

Accounting:
	Accounting Plan	April 1, 1993
	Payroll Plan	May 1,1993

Legal:
	Permit & License Plan	April 1, 1993
	Alcohol/Cigarette Licensing	June 1, 1993

Human Resources:
	Establish Personnel Plan: Job Classifications Full-Time vs. Part-Time Pay Rates Benefits (Mandatory & Voluntary)	March 1, 1993
	Choose Managers/Assistants for All Three Stores	March 1,1993
	Loss Prevention Plan	April 1, 1993
	Manager/Assistant Training in US	June 30, 1993
	BST Training Classes	June 30, 1993

Operations:
	Decision on Delivery (to Customers)	January 1, 1993
Operations Issues Resolved:
	Charge Sales	March 1, 1993
	Check Procedures	March 1,1993
	Voucher Procedures	March 1, 1993
	Store Hours	March 1, 1993
	Conversion of Operating Forms to Spanish	June 1, 1993
	Resale Requirement Plan	June 1, 1993

Store Opening:
	Two Stores in Tijuana	August 15, 1993
	One Store In Mexicali	September 15, 1993

EXHIBIT “C”

VERSION FINAL

CONTRATO DE AUTORIZACION DE USO DE MARCA	TRADEMARK AUTHORIZED USE AGREEMENT

Contrato celebrado por y entre SMART & FINAL, INC., una sociedad constituída y existente conforme a las leyes de los Estados Unidos de América, representada por                                    (enadelante llamada la “PROPIETARIA” ), y SMART & FINAL DEL NOROESTE, S.A. DE C.V., una sociedad constituída y existente conforme a las leyes de los Estados Unidos Mexicanos, representada por                              (en adelante llamada la “USUARIA”).

Agreement entered into by and between SMART & FINAL, INC., a corporation organized and existing under the laws of the United States of America, represented herein by                    (hereinafter referred to as “OWNER”), and SMART & FINAL DEL NOROESTE, S.A. DE C.V., a corporation organized and existing under the laws of the United Mexican States, represented herein by                    (hereinafter referred to as “USER”).

Considerando que SMART & FINAL, INC., es propietaria de la(s) marca(s), cuya denominación, nùmero de expediente y/o de registro y demàs datos se sefialan al final como Anexo “B” de este documento (la(s) “MARCA(S)”). Por medio del presente contrato, la PROPIETARIA autoriza el uso no-exclusivo en la Repùblica Mexicana de dicha(s) MARCA(S) a la USUARIA.

Whereas, SMART & FINAL, INC. is the owner of the trademark(s) whose identity, application and/or registration number, and other data is set forth at the end of this document identified as Exhibit “B” (the “TRADEMARK (S)”). The OWNER hereby authorizes the non-exclusive use in the Republic of the Mexico of said TRADEMARK(S), to the USER.

El uso que por este contrato se autoriza quedarà sujeto a los siguientes términos y condiciones:	The use which by this agreement is hereby authorized shall be subject to the following terms and conditions:

1.                                    El uso autorizado es ùnicamente en relación con los productos que se especifican en el Anexo “A” de este Contrato, y los cuales se encuentran amparados por la solicitud y/o registro de la(s) MARCA(S) (los “Productos”).

1.                                    The use hereby authorized is only in connection with the products specified in the Exhibit “A” of this Agreement, which are covered by the application and/or registration of the TRADEMARK(S) (the “Products”).

2. Los arreglos contractuales entre la PROPIETARIA y la USUARIA	2. The contractual arrangements between the OWNER and the USER,

establecen los derechos de manufactura, venta y distribución por la USUARIA de los Productos; en la inteligencia de que dichos Productos manufacturados por la USUARIA lo seràn en estricta y completa conformidad con las normas, especificaciones, diseños y procesos de fabricación aprobados por la PROPIETARIA con el propósito de que la calidad de los Productos manufacturados por la USUARIA sea equivalente al de los mismos productos hechos por la PROPIETARIA.

establish the rights of the USER to manufacture, sell and distribute the Products, in the understanding that the Products produced by the USER shall be made in strict and complete conformity with the manufacturing standards, specifications, designs and processes approved by the OWNER to the end that the quality of the Products produced by the USER shall be equivalent to the Products produced by the OWNER.

3.                                    La USUARIA conviene en que el uso que hace de la(s) MARCA(S), materia de este contrato, no significa que tenga algùn título o derecho de propiedad sobre dicha(s) MARCA(S) o sobre la(s) respectiva(s) solicitud(es) o registro(s) de la(s) misma(s), y la USUARIA conviene en obtener la previa aprobación por escrito de la PROPIETARIA en cuanto a la forma y manera en que dicha(s) MARCA(S) serà(n) usada(s), y en todo aquello que se relacione con los Productos, etiquetas, empaques, anuncios y cualesquiera otros asuntos relativos a la(s) misma(s). La USUARIA igualmente conviene en cumplir con todas las obligaciones que las leyes mexicanas establecen sobre uso de marcas.

3.                                    The USER agrees that, the use which is to be made of the TRADEMARK(S) covered by this Agreement does not imply any property rights or title to said TRADEMARK(S) or to their respective application(s) or registration(s); and the USER agrees to obtain the prior written approval of the OWNER as to the form and the manner in which said TRADEMARK(S) shall be used, and as to everything relating to the Products, labels, packaging, advertisements and any other mattered relating thereto. The USER also agrees to comply with all obligations established in Mexican laws, regarding use of trademarks.

4.                                    La PROPIETARIA garantiza que si hubiere una reclamación o demanda en contra de la USUARIA, aduciendo que las MARCAS infringen un derecho de propiedad industrial de un tercero, en tal caso, la PROPIETARIA defenderà o llegarà a un arreglo respecto de dicho litigio o demanda, e

4.                                    The OWNER warrants that if a lawsuit or claim is brought against the USER alleging that the TRADEMARKS infringe upon a Mexican propietary right owned by a third party, then the OWNER shall defend or settle such lawsuit or claim or indemnify the USER against any

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indeminizarà a la USUARIA en contra de cualesquier responsabilidad correlativa, siempre que:	related liability, provided that:

a) La USUARIA haya notificado de manera expedita a la PROPIETARIA de tal reclamación o demanda.	a) The USER has promptly notified OWNER of the lawsuit or claim.

b) La USUARIA haya usado las MARCAS en Productos fabricados por la USUARIA de conformidad con los términos y condiciones contenidas en este Contrato.	b) The USER has used the TRADEMARKS on Products manufactured by the USER, under the terms and conditions of this Agreement.

5. Las partes convienen en que las marcas objeto del presente, no estaràn sujetas a pago alguno en favor de la PROPIETARIA, por lo que este Contrato es complemente gratuito.	5. The parties hereby agree, that the trademarks licensed in this Agreement will not be subject to any kind of payment in favor of the OWNER, therefore, this Agreement is completely free of royalties.

6.                                    La USUARIA se obliga a dar aviso a la PROPIETARIA, de cualquier uso indebido de la(s) MARCA(S) y de cualesquiera actos de competencia desleal que involucren a la(s) MARCA(S) y de los cuales tenga conocimiento la USUARIA.

6. The USER agrees to notify the OWNER of any conflicting uses of the TRADEMARK(S) and any acts of unfair competition involving the TRADEMARK(S) of which the USER has knowledge.

7.                                    La PROPIETARIA concede esta licencia a la USUARIA por un período de 10 (diez) años contados a partir de la fecha de firma del presente Contrato, pudiéndose dar por terminado por cualquiera de las partes mediante notificación por escrito a la otra con por lo menos 30 (treinta) días naturales de anticipación. La PROPIETARIA tendrá entonces el derecho de solicitar ante las autoridades Mexicanas correspondientes, la cancelación de esta autorización de uso y la USUARIA deberà de inmediato suspender el uso de la(s) MARCA(S) materia de este contrato.

7.                                    The OWNER hereby grants to the USER the right to use the TRADEMARK(S) for a period of 10 (ten) years from the date of execution, either party being entitled to terminate this agreement by giving at least 30 (thirty) calendar days prior written notice. The OWNER shall then have the right to request from the corresponding Mexican authorities the cancellation of this authorized use, and the USER shall immediately discontinue all use of the TRADEMARK(S) covered by this Agreement.

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8.                                    Para todo lo relativo a la interpretación y cumplimiento de las disposiciones contenidas en el presente, las partes convienen en que las leyes de la Repùblica Mexicana seràn las aplicables, y ademàs, se someten expresamente al arbitraje de la Càmara Internacional de Comercio que tendrà lugar en la Ciudad de México, ante un arbitro designado por dicha Càmara, conforme a las reglas y reglamentos de la misma, y cada una de las partes contratantes renuncian a cualquier otra jurisdicción a la que pudieran tener derecho en el presente o en el future por cualquier razón.

8.                                    For everything related to the interpretation and compliance of the provisions contained herein, the parties agree that the laws of the Republic of Mexico will apply and, furthermore, the parties hereto submit themselves to the arbitration of the International Chamber of Commerce, which shall take place in Mexico City before one arbitrator appointed by such Chamber, under the rules and regulations thereof, and each of the contracting parties waiving any other jurisdiction which might have in the present or in the future because of any reason.

9.                                    Por medio del presente contrato, las partes contratantes otorgan en favor de los Sres.                         ,                         ,                         , Y                         , conjunta y separadamente, un poder especial tan amplio y completo como en derecho se se requiera, con todas las facultades generales y especiales que requieran clàusula especial, para representar ambas partes, ante todas y cualesquiera autoridades administrativas o judiciales de la Repùblica Mexicana con el objeto de obtener la autorización, inscripción y registro de este Contrato con, en o ante todas y cualesquiera entidades y registros gubernamentales o, de terceros y para proteger los derechos de invenciones y marcas y otros derechos involucrados en él.

9.                                    The parties hereby grant to Messrs.                 ,                                 ,                         , and                                 , jointly or severally, a special power of attorney as ample and complete as required by law, with all general and special powers legally requiring an express grant, to represent both of said parties before any and all administrative or judicial authorities of the Mexican Republic for the purpose of obtaining the approval, recording and registration of this Agreement with, at or before any and all government and/or other bodies and registries and to protect the invention and trademark rights covered by it.

Para ejercitar el presente poder, cada una de las partes contratantes otorga a las citadas personas conjunta o separadamente, todas las facultades que sean necesarias para presentar las correspon-	To carry out the present power, each of the parties to this Agreement grants to the aforementioned individuals, jointly and severally, all powers thay may be necessary to

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dientes solicitudes o requerimientos, para pagar derechos, autorizar documentos, hacer y absolver posiciones, presentar pruebas y alegatos, realizar todas las apelaciones administrativas y judicial es permitidas por las leyes mexicanas / recibir avisos, presenter oposiciones, solicitar la anulación de registros y derechos industriales, y en general, hacer todos los tràmites necesarios ante las autoridades mexicanas para la protección de los derechos de invenciones y marcas y otros derecho involucrados en este Contrato y a ese efecto, para usar este poder cuantas veces y en cuantas instancias sea necesario.

file the appropriate applications or demands, to pay fees, authorize documents, submit and answer interrogatories, present evidence and arguments, to pursue all administrative and judicial appeals permitted by the laws of the Republic of Mexico, to receive notices, to present oppositions, to apply for the annulment of industrial registrations and rights and, in general, to take all steps that may be necessary before the authorities of the Republic of Mexico for the appropriate protection of the trademark rights and other, rights covered by this Agreement and, in this regard, to use this power as may be necessary.

Cada una de las partes contratantes ratifica y acepta como firmes y vàlidos todo lo que hagan las citadas personas, conjunta y separadamente, en relación con los Articulos 2551, 2555 y 2556 del Código civil para el Distrito Federal.

Each of the parties to this Agreement hereby ratifies and agrees to hold as firm and valid all that the aforementioned individuals, jointly and severally, may granted under the terms of the Articles 2551,2555 and 2556 of the Civil Code, for the Federal District.

10.                             Todas las notificaciones requeridas o permitidas conforme a este Contrato, se daràn por escrito y se entregaràn personalmente o se enviaràn por correo aéreo certificado con porte pagado, a las siguientes direcciones:

10. All notices required or permitted under this Agreement shall be given in writing and shall be personally delivered or sent by registered mail, postage prepaid, addressed as follows:

SMART & FINAL, INC.

SMART & FINAL DEL NOROESTE, S.A. DE C.V.

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En testimonio de lo cual, las partes han hecho que este Contrato sea firmado por sus representantes, debidamente autorizados, en las fechas y en los lugares abajo especificados.	In witness whereof, the parties cause this Agreement to be signed by their duly authorized representatives, on the dates and at the places specified below.

PROPIETARIA/OWNER	USUARIA/USER

Por:	By:
Cargo:	Position:
Fecha:	Date:
Lugar:	Place:

TESTIGOS / WITNESSES

S57-2087

GGC/lou

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EXHIBIT “D”

FINAL VERSION

PRODUCT SALES AGREEMENT

This Product Sales Agreement (the “Agreement”) is entered into this                day of                  of 1992, by and between Smart & Final Stores Corporation, a corporation of the State of [Delaware/California?], United States of America (hereinafter referred to as “Supplier”), and Smart & Final Del Noroeste, S.A. de C.V., a Mexican corporation (hereinafter referred to as “Purchaser”).

WITNESSETH

WHEREAS, Supplier is a corporation duly organized in accordance with the laws of the State of [Delaware/California?], United States of America.

WHEREAS, Purchaser is a corporation duly organized in accordance with the laws of the United Mexican States.

WHEREAS, Purchaser is willing to buy from Supplier and Supplier is willing to sell to Purchaser, certain private label products and other products as hereinafter defined.

NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties agree to be legally bound by the following:

CLAUSES

FIRST.- DEFINITIONS

1.1                               “Products” means those private label products of the Supplier as well as those other products which are listed on Exhibit “A”.  Products may be changed, abandoned or added by mutual agreement of the parties.

1.2                               “Territory” shall mean the States of Baja California and Sonora, United Mexican States.

SECOND.- PURCHASE AND SALE

2.1                               During the term of this Agreement and subject, to the availability thereof, Supplier agrees to sell to Purchaser, and the Purchaser shall have the right and agrees to purchase exclusively from Supplier, the Products specified on Exhibit “A”, subject to all terms of this Agreement.

2.2                               All purchases of Products by Purchaser from Supplier during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

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THIRD.- PURCHASE ORDERS

3.1                               The purchase and sale of Products shall be made against specific purchase orders submitted by Purchaser during the term of this Agreement.  Supplier shall acknowledge receipt of all purchase orders by written notification to Purchaser and shall accept all orders placed pursuant to the provisions hereof during the term of this Agreement.

3.2                               All purchase orders for Products submitted by Purchaser shall state the quantities ordered and the requested delivery dates.  These purchase orders will be firm for sixty (60) days from the date of acceptance by Supplier.

3.3                               In addition to firm purchase orders, the Purchaser will provide Supplier with a hundred and twenty (120) days rolling forecast for Products that Purchaser will be releasing purchase orders for.

3.4                               In the event that Purchaser prepays to Supplier for purchase orders and shipment of Products under this agreement cannot be made by reason beyond the control of Supplier, either Supplier will refund to Purchaser the amount of prepayment or shall reschedule the shipment date to a date acceptable for both parties.  Supplier may request Purchaser to apply some of prepayment to outstanding invoices before refund is made.

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FOURTH.- PRICES

4.1                               The purchase price to Purchaser for each item of the Products sold to Purchaser from time to time shall be at the Supplier’s special price for such items as set forth in the Supplier’s then current Price List prepared for sales of Products to Purchaser.  The now current Price List for Purchaser is attached hereto as Exhibit “B”.

4.2                               It is agreed by the parties that pricing for the Products shall be made at the lowest possible price.

FIFTH.- TAXES

Purchaser shall be responsible for the payment of all export, import and local sales, excise, use, property and other taxes, duties or charges levied with respect to the Products sold to Purchaser hereunder, other than taxes imposed upon Supplier’s income.  Prices do not include any taxes.  Taxes will be added by Supplier to the purchase price where Supplier has the legal obligation to collect the same and will be invoiced and paid by Purchaser, unless Purchaser provides Supplier with a proper tax exemption certificate.

SIXTH.- TERMS AND METHODS OF PAYMENT

6.1                               Terms of payment to Supplier for the purchase price of the

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Products (including freight, insurance, taxes, duties or other costs to be paid by Purchaser), shall be by confirmed, irrevocable letter of credit payable by Supplier’s bank, bank draft, or wire transfer in U.S. dollars in advance of shipment of Products.  This method of payment will also be required should the Supplier grant Purchaser an open line of credit for shipment of Products ordered hereunder.

6.2                               Accounts past due will be subject to a monthly charge at the rate of two percent (2%) per month, to cover the costs of servicing these accounts.

SEVENTH.- TITLE AND SHIPMENT

7.1                               All shipments are F.O.B. carrier, at Supplier’s place of warehouse located at                                   ,                                   , California, United States of America.  Title to the Products and risk of loss shall pass to Purchaser upon Supplier’s delivery of Products to the carrier, regardless of any provisions for payment of freight or insurance or form of shipping documents.

7.2                               The method of shipping and packaging shall be in accordance with Supplier’s then current standards.  All transportation and forwarding charges, including insurance, shall be the responsibility of the Purchaser.

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7.3                               Both parties agree to cooperate fully in the preparation of the necessary documentation for the import of the Products into Mexico as well as in the preparation of documents, filings and registrations that may be required in order to fully comply with any and all applicable legal requirements in Mexico including, without limitation, labeling requirements, health and sanitary requirements and others that may be applicable.

7.4                               Shipping dates provided by Supplier are approximate only.  Supplier shall not be liable for any loss, damage or expense (consequential or otherwise) incurred by Purchaser if Supplier fails to meet specified delivery dates.  Supplier may allocate production and deliveries among its customers.  Supplier assumes no responsibility for delay, breakage or damage after having made delivery in a good order to the carrier.

EIGHTH.- INSPECTION AND ACCEPTANCE

8.1                               Purchaser shall have ten (10) days after receipt of goods to inspect the Products.  If any of the Product are deemed defective by Purchaser, Purchaser shall notify Supplier of such defects and request authorization to return defective Products to Supplier.  After receiving the return authorization from the Supplier, the defective Products are to be immediately returned to Supplier’s original point of shipment, transportation prepaid and insured, per the return authorization instruction.  Returned

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Products should be in the same condition as delivered and returned in the same or equivalent shipping container.  The return authorization should be clearly indicated on the exterior of the shipping container as well as the shipping documentation and a description of the defect contained with the shipment.

8.2                               If Supplier confirms the defect, Supplier shall at its option replace and redeliver replacement for such defective Products or issue credit to Purchaser’s account.

8.3                               Failure of Purchaser to notify Supplier within ten (10) days of delivery of Products with defective items shall constitute acceptance of the Products.

NINTH.- TERM

This Agreement shall become effective on the date of its execution, and shall terminate upon prior written notice by either party given at least thirty (30) days prior to the proposed termination date.  Upon termination by expiration, Supplier shall honor all orders accepted prior to such termination, and such termination shall not prejudice any amounts due hereunder.  All orders submitted during the term on this Agreement shall be governed by this Agreement.  In the event that neither party elects to terminate this Agreement, the Agreement will continue in effect for an indefinite period of time.

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TENTH.- TERMINATION BY DEFAULT

10.1                        In the event of the insolvency, bankruptcy or voluntary dissolution of any party hereto during the term hereof, the other party shall have the option to terminate this Agreement immediately on written notice to the insolvent, bankrupt or dissolved party.

10.2                        If any party shall fail to perform, or defaults in the performance, any provision hereunder, and if such failure or default shall continue for thirty (30) days after written notice thereof by the non-defaulting party, and such default is not cured within said thirty (30) day period, then the non-defaulting party may terminate this Agreement and all rights granted hereunder.

ELEVENTH.- QUALITY AND WARRANTY

11.1                        Products supplied to Purchaser by Supplier under this Agreement will be shipped to Purchaser in the same level of quality as those identical Products used by Supplier.

11.2                        Purchaser agrees to allow Supplier to conduct a quality assurance inspection by Supplier’s representative at Purchaser’s facilities to insure adherence to quality standards.

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11.3                        Except as hereinabove provided, SUPPLIER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

TWELFTH.- LIMITATION OF LIABILITY

Supplier shall not be liable for any loss, damage or penalty resulting from delay in delivery when such delay is due to causes beyond the reasonable control of Supplier, including but not limited to supplier delay, force majeure, act of God, labor unrest, fire, explosion, earthquake, accident, acts of public enemy, war rebellion, insurrection, sabotage, epidemic, quarantine restrictions, labor or material shortages, embargoes, failure or delays in transportation, unavailability of components, materials or machinery for the manufacture of the Products, acts of governmental authorities, or judicial action.  In any such event, the delivery date shall be deemed extended for a period equal to the delay.

THIRTEENTH.- MISCELLANEOUS

13.1                        Language

This Agreement is executed in the Spanish and English languages, each of which shall be considered an original.  However, in the interest of certainty, the parties agree that the Spanish

9

version shall govern and be controlling in the event of any inconsistency.

13.2                        Amendment and Modifications

The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

13.3                        Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

13.4                        Entire Agreement

This instrument and the Exhibits and Schedules attached hereto contain the entire agreement of the parties hereto with respect to the formation of the Company and the other transactions contemplated hereby, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to the Agreement shall be deemed to include the Exhibits and Schedules attached hereto.

13.5                        Headings

The descriptive headings in this Agreement are inserted for convenience only and do not constitute part of this Agreement.

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13.6                       Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

13.7                        Notices

Any notice, request, information, or other document to be given hereunder to either of the parties by the other party shall be in writing sent as follows:

If to Smart & Final

Stores Corporation:	SMART & FINAL STORES CORPORATION 4700 South Boyle Avenue Los Angeles, CA 90058 Tel: (213) 589-1054 Fax: (213) 584-9868 Att’n:
If to Smart & Final
del Noroeste, S.A. de C.V.	SMART & FINAL DEL NOROESTE, S.A. DE C.V.

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A party may change the address to which the notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.  Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail or by facsimile transmission shall be deemed to have been given on the date it is received.

13.8                        Governing Law

This Agreement shall be subject to and governed by the laws of Mexico.  The invalidity or unenforceability of any provision(s) of this Agreement under the laws of Mexico shall not affect the validity and enforceability of the other provisions hereof, and this Agreement shall be construed in all respect as if such invalid or unenforceable provision(s) were omitted.

13.9                        Publicity

No press release or other public announcement related to this Agreement or the transactions contemplated hereby may be issued by either party hereto without the prior approval of the other party, except that either party may make such public disclosure as it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other party prior to making such disclosure).

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13.10                 Arbitration

Any dispute, controversy or claim arising from or relating to this Agreement or the breach thereof shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) there shall be three (3) arbitrators, one arbitrator being selected by Smart & Final Stores Corporation, one arbitrator being selected by Smart & Final del Noroeste, S.A. de C.V. and the third arbitrator being selected by both of the selected arbitrators.  If any party fails to nominate an arbitrator within thirty (30) days from the date of notification made to it of a party’s request for arbitration, then the Court of Arbitration of the ICC shall appoint the arbitrator, as the case may be, in accordance with said Rules.  The place of arbitration shall be                        and the language of the arbitration proceeding shall be English.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, in the manner and on the date herein below set forth.

SUPPLIER SMART & FINAL STORES CORPORATION	PURCHASER SMART & FINAL DEL NOROESTE, S.A. DE C.V.

By:	By:
Name:	Name:
Title:	Title:

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Date and Place of execution	Date and Place of execution

WITNESS	WITNESS

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